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                                                                     EXHIBIT 2.2

                      EXTENSION AND MODIFICATION AGREEMENT


     This Extension and Modification Agreement (the "Agreement") is entered this 3rd day of October, 2000 by and among IntelliReady, Inc., a Colorado corporation ("IntelliReady"), Pan Western Energy Corporation, an Oklahoma corporation ("Pan Western") and Pan Western Acquisition Corporation, a Colorado corporation ("PWAC").


                                    RECITALS

     WHEREAS, IntelliReady, Pan Western and PWAC entered into a Merger Agreement and Plan of Reorganization dated August 25, 2000 (the "Merger Agreement");

     WHEREAS, the Merger Agreement required the parties to close on or before August 31, 2000;

     WHEREAS, The Merger Agreement required Pan Western to have no more than $25,000 of liabilities, $250,000 of cash and two limited partnership interests;

     WHEREAS, Pan Western currently has liabilities in excess of $25,000, $230,998.68 in cash and additional assets carried on the books at $61,496.52;

     WHEREAS, at this time it appears that the net fair market value of the liabilities less the fair market value of Pan Western's additional assets is less than $25,000;

     WHEREAS; the parties desire to adjust the number of shares given to IntelliReady to account for the shortage in Pan Western's cash; and

     WHEREAS, the parties are now ready to Close the Merger Agreement and desire to amend the closing date and otherwise modify the Merger Agreement as set forth in this Agreement.


                                    AGREEMENT

     NOW THEREFORE, in consideration of IntelliReady extending the closing date and for other good and valuable consideration the receipt of which is hereby acknowledged the parties agree as follows:

     1. Extension of Closing Date. The Merger Agreement is hereby modified to extend the closing date to October 3, 2000.

     2. Adjustment To Consideration. Paragraph 3.1 is hereby modified to read as follows:


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          At Closing, Parent will issue to Target shareholders in the aggregate
     20,975,697 shares of Parent's Common Stock ("Parent Common Stock") and in the aggregate 60,226,092 shares of the Parent Additional Common Stock to the Target Shareholders in the aggregate amounts within ten days after the Shareholder Meeting described in Section 11.2 and the amendment to the Parent Articles of Incorporation described in Section 11.2.

     3. Adjustment to Reverse Split. Paragraph 11.2.5 is hereby modified to read as follows:

          Declaring and implementing a reverse 1 for 8.25780933 stock split so that for each 8.25780933 shares of stock held by a Parent Shareholder after Closing the Parent Shareholder shall receive 1 share. Normal rounding rules shall apply. Following the Reverse Stock Split the Shareholders of Parent immediately before the Closing shall own in the aggregate 487,333 shares of the Parent's Common Stock. Immediately following the reverse stock split, the Target shareholders shall own in the aggregate 9,833,333 shares of the Parent's Common Stock. There shall be at the completion of the transaction 10,320,666 shares of the Parent Common Stock issued and outstanding excluding the Target Employee Options.

     4. Adjustment to Paragraph 11.3. Paragraph 11.3 of the Merger Agreement is revised to provide that Parent shall issue 60,226,092 shares of Additional Common Stock.

     5. Consistency of Revisions. The Merger Agreement is hereby otherwise revised as necessary to be consistent with the above revisions.

     6. Right of Rescission. In the event that Pan Western is required to indemnify Cambrian Capital Partners, L.P., Triassic Energy Partners, L.P. or any other person or entity (collectively the "Cambrian Entities") as a result of the Investment Agreement dated as of June 14, 2000 (collectively, with all other agreements (written or oral) executed, delivered and otherwise reached between Pan Western and the Cambrian Entities, IntelliReady shall have the right to rescind this Agreement. In the event that IntelliReady elects to rescind this agreement it shall pay Pan Western $230,998.68 as a rescission fee and the IntelliReady business shall be spun off to the then current shareholders of IntelliReady.

     7. Waiver of Pre-Closing Conditions. The parties hereby waive any and all pre-closing conditions; provided, however that the parties do not waive the provision of paragraph 8.4 or paragraph 9.5.

     8. Closing. By executing this Agreement the parties agree that the Merger Agreement, as amended by this Agreement, is closed.


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     IN WITNESS WHEREOF, the parties execute this Extension and Modification
Agreement to be effective as of the above date.


                                        Pan Western Energy Corporation


                                        By:
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                                            Sid L. Anderson, President

                                        Pan Western Acquisition Corporation


                                        By:
                                            ------------------------------------
                                            Sid L. Anderson, President

                                        IntelliReady, Inc.


                                        By:
                                            ------------------------------------
                                            Scott B. Campbell, President